As filed with the Securities and Exchange Commission on March 19, 2010
Registration No. 333-7483
Registration No. 333-37941
Registration No. 333-61477
Registration No. 333-79939
Registration No. 333-95671
Registration No. 333-106712
Registration No. 333-109178
Registration No. 333-113997

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 3 to Form S-3 Registration Statement (333-7483)
Post-Effective Amendment No. 1 to Form S-3 Registration Statement (333-37941)
Post-Effective Amendment No. 1 to Form S-3 Registration Statement (333-61477)
Post-Effective Amendment No. 1 to Form S-3 Registration Statement (333-79939)
Post-Effective Amendment No. 1 to Form S-3 Registration Statement (333-95671)
Post-Effective Amendment No. 1 to Form S-3 Registration Statement (333-106712)
Post-Effective Amendment No. 1 to Form S-3 Registration Statement (333-109178)
Post-Effective Amendment No. 1 to Form S-3 Registration Statement (333-113997)
on
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
VION PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	2836	13-3671221
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number)	Identification Number)
4 Science Park
New Haven, Connecticut 06511
(203) 498-4210
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Alan Kessman, Chief Executive Officer
Vion Pharmaceuticals, Inc.
4 Science Park
New Haven, Connecticut 06511
(203) 498-4210
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Paul Jacobs, Esq.
Merrill M. Kraines, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
(212) 318-3000
     Approximate date of commencement of proposed sale to public: This post-effective amendment deregisters those securities that remain unissued or unsold hereunder as of the effective date hereof.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

SIGNATURES

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment on Form S-1 relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) of Vion Pharmaceuticals, Inc. (the “Company”):
          • Registration No. 333-113997, pertaining to the registration of 17,242,308 shares of common stock, par value $0.01 per share, of the Company, including 3,688,463 shares issuable upon exercise of warrants, for resale by the Company’s stockholders for their own account, which was filed with the Securities and Exchange Commission (the “SEC”) on March 29, 2004;
          • Registration No. 333-109178, pertaining to the registration of 13,050,000 shares of common stock, including 6,575,000 shares issuable upon exercise of warrants, for resale by the Company’s stockholders for their own account, which was filed with the SEC on September 26, 2003;
          • Registration No. 333-106712, pertaining to the registration of 5,769,225 shares of common stock, including 1,923,075 shares issuable upon exercise of warrants, for resale by the Company’s stockholders for their own account, which was filed with the SEC on July 1, 2003;
          • Registration No. 333-95671, pertaining to the registration of 3,468,343 shares of common stock for issuance upon exercise of warrants and 1,059,947 common stock purchase warrants, which was initially filed with the SEC on January 28, 2000, and amended on February 4, 2000;
          • Registration No. 333-79939, pertaining to the registration of 1,873,915 shares of common stock, including 980,000 shares issuable upon exercise of warrants, for resale by the Company’s stockholders for their own account, which was initially filed with the SEC on June 4, 1999, and amended on July 19, 1999;
          • Registration No. 333-61477, pertaining to the registration of 2,950,152 shares of common stock and 280,501 Redeemable Class A Warrants and 561,602 Redeemable Class B Warrants, for resale by the Company’s stockholders for their own account, which was initially filed with the SEC on August 14, 1998, and amended on September 22, 1998;
          • Registration No. 333-37941, pertaining to the registration of 22,027,022 shares of common stock and 810,991 Redeemable Class A Warrants and 4,812,383 Redeemable Class B Warrants, for resale by the Company’s stockholders for their own account, which was initially filed with the SEC on October 15, 1997, and amended on November 3, 1997;
          • Registration No. 333-7483, which also pertained to the registration of 22,027,022 shares of common stock and 810,991 Redeemable Class A Warrants and 4,812,383 Redeemable Class B Warrants, for resale by the Company’s stockholders for their own account, which was initially filed with the SEC on Form SB-2 on July 3, 1996, and amended on September 6, 1996, amended by post effective amendment on June 6, 1997 and October 15. 1997;
     On February 20, 2008, the Company effected a one-for-ten reverse split of all outstanding shares of its Common Stock and a corresponding decrease in the number of shares of authorized Common Stock. The share amounts listed above are presented on a pre-split basis and therefore do not reflect this reverse stock split.
     As previously disclosed, on December 17, 2009, the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (Case No. 09-14429). Since filing its petition, the Company has operated as a debtor-in-possession under the jurisdiction of the Bankruptcy Court.
     This Post-Effective Amendment is being filed to deregister all of the securities previously registered under the Registration Statements that remain unissued as of the date hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act, Vion Pharmaceuticals, Inc. has duly caused this Post-Effective Amendment on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New Haven, State of Connecticut, on March 19, 2010.

VION PHARMACEUTICALS, INC.
By:	/s/ Howard B. Johnson
Howard B. Johnson
President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.